Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Inc. Announces Retirement of the Chairman of the Board of Directors

December 16, 2016	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) (the “Company”) today announced the retirement of Mr. Wayne A. Case who serves as the Chairman of the Company’s Board of Directors (the “Board”) and holds a management position within the Company. Effective December 31, 2016, Mr. Case will be resigning from the Board and all other positions held with the Company.

Mr. Case founded the Company in 1986 and has been Chairman of the Board since 1997. He was also the Chief Executive Officer of the Company from 1996 to 2012, President of the Company from 1986 through June 2009 and Managing Director of Schmitt Europe Ltd., a subsidiary of the Company, from 1995 to 2009.

“It is an amazing accomplishment to conceive, grow and manage a company through so many cycles and Wayne Case has left a wonderful legacy here at Schmitt Industries,” said Mr. David M. Hudson, President and Chief Executive Officer the Company. “The Board is grateful for his innumerable contributions over the past three decades and we wish him well in his retirement.”

“Thirty years ago, Schmitt was founded on the principle of providing advanced dynamic balancing products to various worldwide clients,” said Mr. Case. “We have worked to provide excellent service to our customers and to provide a positive work environment for our employees. I thank all parties for the hard work and support of Schmitt Industries during these 30 years.”

The Company will announce Mr. Case’s successor as Chairman once the process of selection has been completed.

About Schmitt Industries

Schmitt Industries, Inc. designs, manufactures and sells high precision test and measurement products for two main business segments: the Balancer segment and the Measurement segment. For the Balancer segment, the Company designs, manufactures and sells computer-controlled vibration detection, balancing and process control systems for the worldwide machine tool industry, particularly for grinding machines. For the Measurement segment, the Company designs, manufactures and sells laser and white light sensors for distance, dimensional and area measurement for a wide variety of commercial applications, laser-based microroughness measurement products for the semiconductor wafer and hard disk drive industries and for other industrial applications, laser-based surface analysis and measurement products for a variety of scientific applications, and ultrasonic measurement products that measure the fill levels of tanks holding propane, diesel and other tank-based liquids and transmit that data via satellite to a secure web site for display. The Company also provides sales and service for Europe and Asia through its wholly owned subsidiary, Schmitt Europe Limited (SEL), located in Coventry, England and through its sales representative office located in Shanghai, China.

CORPORATE OFFICE: 2765 NW NICOLAI ST.• PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258